Exhibit 99.1

AXSYS TECHNOLOGIES ANNOUNCES 34% REVENUE GROWTH
AND 54% NET INCOME GROWTH IN THIRD QUARTER

Company Increases 2007 Guidance and Establishes 2008 Guidance

ROCKY HILL, CT — October 24, 2007 — Axsys Technologies, Inc. (NASDAQ:AXYS), a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, today announced financial results for the quarter ended September 29, 2007.

During the third quarter, Axsys generated revenues of $45.2 million, compared to $33.6 million in the third quarter of 2006. Net income was $4.1 million or $0.37 per diluted share on a consolidated basis, up from $2.7 million or $0.25 per diluted share in the third quarter of 2006.

Previously, the company announced its intention to sell the Distributed Products Group, and consequently this business has been reclassified as a discontinued operation in the third quarter and prior periods. The discontinued operations contributed income of $0.4 million, or $0.03 diluted earnings per share in the third quarter, compared to $0.2 million, or $0.02 per share in the third quarter of 2006.

Third Quarter Financial Highlights from Continuing Operations

Period comparisons reference fiscal third quarter 2006.

•                  Sales increased 34% to a record $45.2 million;

•                  Gross margin improved to 32.4% from 31.5%;

•                  Operating margin improved to 13.5% from 11.7%;

•                  Income increased 52% to $3.8 million;

•                  Diluted earnings per share increased to $0.34 from $0.23;

•                  Backlog increased to a record $138 million, representing a 38% increase compared to the end of the third quarter of 2006, and a 9% increase over the previous quarter.

The company continued to experience strong demand for surveillance cameras, lenses, and stabilized gimbal systems. Cineflex Camera Systems, purchased in April 2007, generated revenues of $6.5 million during the third quarter.

“Axsys’ impressive growth is an indication of our company’s increasingly enviable market position,” said Stephen W. Bershad, Chairman and CEO of Axsys Technologies. The sales from our newly acquired stabilized camera systems business exceeded expectations, and the rest of our Optical Systems Group achieved 15% revenue growth during the quarter. Importantly, our order backlog also continued a strong upward trend with the addition of $57 million in new bookings during the quarter. With this added visibility, we are comfortable increasing our 2007 financial guidance.”

Fiscal 2007 Earnings Guidance Revision

Axsys increased its full-year 2007 guidance for continuing operations as follows:

•                  Sales are expected to be in the range of $168 million to $171 million, up from the $159 million to $163 million range previously provided.

•                  Income is expected to be in the range of $13.7 million to $13.9 million, up from the previous guidance of $12.5 million to $12.8 million.

•                  Diluted earnings per share are expected to be in the range of $1.24 to $1.26, up from the previous guidance of $1.13 to $1.16.

Mr. Bershad continued, “We are witnessing an increased demand for our products that we believe will be sustained in the coming year. Our escalating booking and shipment rates, clear indicators of this trend, instill optimism about 2008.”

Fiscal 2008 Earnings Guidance

The company announced guidance for continuing operations for full-year 2008:

•                  Sales are expected to be in the range of $193 million to $197 million.

•                  Diluted earnings per share are expected to be between $1.57 and $1.60.

Conference Call

Management will conduct a conference call reviewing the financial results on Thursday, October 25, 2007 at 11:00 a.m. Eastern Time. Shareholders, institutional investors and equity research analysts are invited to participate in the call by dialing 1-866-872-5036 and providing the operator with the conference ID# 19290080 to enter the call.

The conference call will be webcast live via the Investor Relations section of the Company’s web site at www.axsys.com. A replay of the webcast will be available shortly after the conclusion of the call for a period of approximately 90 days.

About Axsys

Axsys Technologies, Inc. is a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, serving the aerospace, defense, and high performance commercial markets. For more information, visit www.axsys.com.

Contacts

David A. Almeida	Geoffrey Ling
Chief Financial Officer	Director of Investor Relations
(860) 257-0200	(860) 594-5773
Invest@axsys.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and Form 10-Q on file with the Securities and Exchange Commission, including without limitation: changes in the U.S. federal government spending priorities; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully, including the recent acquisition of Cineflex; the Company’s ability to successfully complete the planned sale of the Distributed Products business; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions. These statements reflect the Company’s current beliefs and are based upon information currently available to the Company. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Dollars in thousands, except share and per share data - Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Sales	$45,218	$33,640	$123,712	$96,170
Cost of sales	30,560	23,054	83,910	65,534
Gross profit	14,658	10,586	39,802	30,636

Selling, general and administrative expenses	7,131	5,399	18,720	16,266
Research, development and engineering expenses	1,436	1,261	4,383	3,380
Operating income	6,091	3,926	16,699	10,990
Interest expense	(191)	(10)	(463)	(72)
Interest income	55	70	174	221
Other income (expense), net	17	(7)	(235)	25
Income from continuing operations before income taxes	5,972	3,979	16,175	11,164
Provision for income taxes	2,216	1,510	6,135	4,235
Income from continuing operations	3,756	2,469	10,040	6,929
Income from discontinued operations, net of tax	383	225	929	768
Net income	$4,139	$2,694	$10,969	$7,697

BASIC EARNINGS PER SHARE:
Continuing operations	$0.35	$0.23	$0.94	$0.65
Discontinued operations	0.04	0.02	0.09	0.07
Total	$0.39	$0.25	$1.03	$0.72
Weighted-average basic common shares outstanding	10,722,393	10,630,136	10,688,869	10,625,153
DILUTED EARNINGS PER SHARE:
Continuing operations	$0.34	$0.23	$0.91	$0.64
Discontinued operations	0.03	0.02	0.08	0.07
Total	$0.37	$0.25	$0.99	$0.71
Weighted-average diluted common shares outstanding	11,140,374	10,883,385	11,031,234	10,877,734

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Dollars in thousands)

	September 29, 2007	December 31, 2006
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,176	$6,044
Accounts receivable — net	20,270	17,298
Inventories — net	48,718	35,853
Assets held-for-sale	14,416	15,764
Income taxes — deferred	3,556	2,405
Prepaid expenses	941	829
Other current assets	379	368
TOTAL CURRENT ASSETS	93,456	78,561
PROPERTY, PLANT AND EQUIPMENT — net	16,230	22,393
INTANGIBLE ASSETS — net	12,588	9,507
GOODWILL	82,649	60,791
OTHER ASSETS	1,574	1,093

TOTAL ASSETS	$206,497	$172,345

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Line of credit	$10,000	$—
Accounts payable	11,307	7,550
Accrued expenses and other current liabilities	20,978	18,218
Liabilities held-for-sale	2,648	3,430
Deferred income	10,064	6,088
TOTAL CURRENT LIABILITIES	54,997	35,286

OTHER LONG-TERM LIABILITIES	8,243	5,871

SHAREHOLDERS’ EQUITY:
Common stock	107	106
Capital in excess of par	101,143	99,111
Retained earnings	42,007	31,977
Treasury stock	-	(6)
TOTAL SHAREHOLDERS’ EQUITY	143,257	131,188

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$206,497	$172,345